Exhibit 99.1

K2M Group Holdings, Inc. Reports First Quarter 2016 Financial Results, Led by U.S. Revenue Growth of 20% year-over-year, and Updates 2016 Outlook
Leesburg, VA, May 2, 2016 - K2M Group Holdings, Inc. (Nasdaq: KTWO) (the "Company" or "K2M"), a global medical device company focused on designing, developing and commercializing innovative and proprietary complex spine and minimally invasive technologies and techniques, today reported financial results for the first quarter ended March 31, 2016.
First Quarter 2016 Financial Summary:

•	Total reported revenue of $56.3 million, up 11.7% year-over-year. Total revenue increased 12.1% year-over-year on a constant currency basis.

•	Domestic revenue of $42.2 million, up 20.0% year-over-year

•	U.S. Complex Spine growth of 12.0% year-over-year

•	U.S. Minimally Invasive Surgery (MIS) growth of 27.9% year-over-year

•	U.S. Degenerative growth of 24.6% year-over-year

•	International revenue of $14.1 million, down 7.5% year-over-year. International revenue decreased 6.4% year-over-year on a constant currency basis.

•	Net loss of $10.2 million for the three months ended March 31, 2016, compared to a net loss of $14.3 million last year.

•	Adjusted EBITDA of $(1.1) million for the three months ended March 31, 2016, compared to Adjusted EBITDA of $(2.1) million last year.
First Quarter 2016 Highlights:

•
On January 8, 2016, the Company announced the first surgical case using CASCADIA™ Lateral Interbody System featuring Lamellar 3D Titanium Technology™ following receipt of 510(k) clearance and CE Mark in late 2015. CASCADIA Lateral is K2M's third product to feature Lamellar 3D Titanium Technology. The Company also received FDA 510(k) clearance and a CE Mark for the CASCADIA AN and TL Interbody Systems in 2015.

•
On January 21, 2016, the Company announced it received a CE Mark for the RHINE™ Cervical Disc System, allowing for sale and distribution of the product within Europe and other countries. The RHINE Cervical Disc is the Company's next-generation cervical artificial disc replacement featuring proprietary technology.

•
On April 6, 2016, the Company announced 510(k) clearance from the U.S. Food and Drug Administration (FDA) for expanded indications of its MESA® Mini Spinal System and DENALI® Mini Spinal System. The MESA Mini and DENALI Mini Spinal Systems function as adjuncts to fusion, providing stabilization of the posterior cervical and thoracic spine. Both systems were previously cleared for use in the posterior thoracic spine, from T1-T3. The new clearance now allows for the systems to be used in the posterior cervical spine, from C1-C7, in addition to the thoracic spine.

“We are pleased with the solid start to fiscal 2016, particularly with the strong 20% sales growth in our U.S. business which was fueled by the significant product innovation we introduced in 2015,” said President and Chief Executive Officer, Eric Major. “Our focus on innovation will continue as we execute toward our goal of obtaining regulatory clearance for five to eight strategically or commercially significant products and product line extensions again this year. Importantly, this commitment to innovation remains the foundation of the future growth of our Company and gives us confidence in our ability to continue to gain market share. Our business remains fundamentally strong and we are well positioned to drive leading full-year revenue growth in the U.S.”
Mr. Major continued, “We are updating our fiscal year revenue guidance expectations to reflect recently revised downward forecasts from two of our international distribution partners-one in Australia and one in Japan-which we received in late April. Importantly, our expectations for full-year high-teens growth in the United States and mid-single digit growth in our international business outside of Australia and Japan in 2016 have not changed; we remain confident in our ability to execute against our plans.”

First Quarter 2016 Financial Results

	Three Months Ended March 31,		Increase / Decrease
	2016	2015	$ Change	% Change	% Change
($ in thousands)				(as reported)	(constant currency)
United States	$42,193	$35,162	$7,031	20.0%	20.0%
International	14,113	15,262	(1,149)	(7.5)%	(6.4)%
Total Revenue:	$56,306	$50,424	$5,882	11.7%	12.1%
Total revenue for first quarter 2016 increased $5.9 million, or 11.7%, to $56.3 million, compared to $50.4 million in the first quarter of 2015. Total revenue increased 12.1% year-over-year on a constant currency basis. The increase in revenue was primarily driven by $7.8 million in greater sales volume from new surgeon users in the United States, a $4.4 million increase in the United States resulting from surgeons upgrading to our newer product offerings, partially offset by a decrease in revenue from our existing U.S. customer base and a reduction of international distributor revenue in Australia.
Revenue in the United States increased $7.0 million, or 20.0% year-over-year, to $42.2 million, and international revenue decreased $1.1 million, or 7.5% year-over-year, to $14.1 million. First quarter 2016 international revenue decreased 6.4% year-over-year on a constant-currency basis. Foreign currency exchange impacted first quarter international revenue by approximately $0.2 million, representing approximately 110 basis points of international growth year-over-year.
The following table represents domestic revenue by procedure category.

	Three Months Ended March 31,		Increase / Decrease
	2016	2015	$ Change	% Change
($ in thousands)
Complex Spine	$15,930	$14,221	$1,709	12.0%
Minimally Invasive	6,881	5,380	1,501	27.9%
Degenerative	19,382	15,561	3,821	24.6%
U.S Revenue:	$42,193	$35,162	$7,031	20.0%

By procedure category, U.S. revenue in the Company’s Complex Spine, MIS and Degenerative categories represented 37.8%, 16.3% and 45.9% of U.S. revenue, respectively, for the three months ended March 31, 2016.

Gross profit for first quarter 2016 increased 11.5% to $36.7 million, compared to $32.9 million for first quarter 2015. Gross margin was 65.2% compared to 65.3% last year. Gross profit includes amortization expense on investments in surgical instruments of $3.3 million, or 5.8% of sales, for the three months ended March 31, 2016, compared to $3.0 million, or 5.9% of sales, last year. First quarter of fiscal 2015 cost of goods included charges associated with medical device excise tax of $0.6 million, or 1.2% of total Company sales. The medical device excise tax was suspended by the U.S. for a two-year period beginning in 2016.

Operating expenses for first quarter 2016 increased $3.6 million, or 8.5%, to $46.6 million, compared to $43.0 million for fiscal year 2014. The increase in operating expenses was driven primarily by increased sales and marketing expenses due to the hiring of direct sales employees and an increase in R&D expenses related to development activities in the product pipeline.

Loss from operations for the first quarter of 2016 was $9.9 million, compared to a loss from operations of $10.0 million last year. Loss from operations included intangible amortization of $2.6 million for the first quarters of 2016 and 2015.

Other expense for the first quarter of 2016 decreased $4.0 million to $0.2 million, compared to $4.2 million last year. The decrease in other expense was primarily attributable to a reduction of $4.6 million in unrealized losses from foreign currency remeasurement on intercompany payable balances, offset partially by increased interest expense compared to last year. Foreign currency losses impacted operating results last year due to changes in the average exchange rates of the U.S. Dollar, Pound Sterling and Euro applied to intercompany balances in both periods.

Net loss for the first quarter of 2016 was $10.2 million, or $(0.25) per diluted share, compared to $14.3 million, or $(0.37) per diluted share, for the first quarter of 2015.

As of March 31, 2016, cash and cash equivalents were $21.2 million and line of credit borrowings totaled $5.0 million, compared to cash and cash equivalents of $34.6 million. We had no outstanding indebtedness as of December 31, 2015. Working capital was $95.1 million, compared to working capital of $107.4 million as of December 31, 2015. As of March 31, 2016, the Company had approximately $41.3 million of unused borrowing capacity.
2016 Outlook
The Company is updating its fiscal year 2016 guidance expectations to reflect the impact of disruptions from two international distribution partners - one in Australia and one in Japan.
The Company now expects:

•
Total revenue on an as reported basis in the range of $231 million to $235 million, representing growth of 7% to 9% year-over-year, compared to previous expectations of total reported revenue in the range of $246 million to $250 million.

•	Total net loss of approximately $45 million to $47 million, compared to a total net loss of $39.4 million in fiscal year 2015.

•	Adjusted EBITDA in a range of ($5.0) million to ($7.0) million, compared to Adjusted EBITDA of ($142) thousand in fiscal year 2015.
Conference Call
Management will host a conference call at 5:00 p.m. Eastern Time today to discuss the results of the quarter and to host a question and answer session. Those who would like to participate may dial 888-452-4023 (719-457-2627 for international callers) and provide access code 3667014 approximately 10 minutes prior to the start of the call. A live webcast of the call will also be provided on the investor relations section of the Company’s website at http://Investors.K2M.com.
For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 3667014. The webcast will be archived on the investor relations section of the Company’s website.
About K2M Group Holdings, Inc.
K2M Group Holdings, Inc. is a global medical device company focused on designing, developing and commercializing innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat some of the most difficult and challenging spinal pathologies. K2M has leveraged these core competencies to bring to market an increasing number of products for patients suffering from degenerative spinal conditions. These technologies and techniques, in combination with a robust product pipeline, enable the Company in the global spinal surgery market. Additional information is available online at www.K2M.com.
Forward-Looking Statements
This press release contains forward-looking statements that reflect current views with respect to, among other things, operations and financial performance. Forward-looking statements include all statements that are not historical facts such as our statements about our expected financial results and guidance and our expectations for future business prospects, including with respect to our international distribution partners in Australian and Japan. In some cases, you can identify these forward-looking statements by the use of words such as "“outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward looking statements are subject to various risks and uncertainties including, among other things: our ability to achieve or sustain profitability; our ability to successfully demonstrate the merits of our technologies; pricing pressure from our competitors, hospitals and changes in third-party coverage and reimbursement; competition and our ability to develop and commercialize new products; aggregation of hospital purchasing from collaboration and consolidation; hospitals and other healthcare providers may be unable to obtain adequate coverage and reimbursement for procedures performed using our products; the safety and efficacy of our products is not yet supported by long-term clinical data; our dependence on a limited number of third-party suppliers; our ability to maintain and expand our network of direct sales employees, independent sales agencies and international distributors and their level of sales or distribution activity with respect our products; the proliferation of physician-owned distributorships; concentration of sales from a limited number of spinal systems or products that incorporate these technologies; loss of the services of key members of our senior management, consultants or personnel; ability to enhance our product offerings through our research and development efforts; failure to properly manage our anticipated growth; acquisitions of or investments in new or complementary businesses, products or technologies; ability to train surgeons on the safe and appropriate use of our products; requirements to maintain high levels of inventory; impairment of our goodwill or intangible assets; disruptions in our information technology systems; any disruption or delays in operations at our facilities, including our new headquarter facility; or an ability to ship a sufficient number of our products to meet demand; ability to strengthen our brand; fluctuations in insurance cost and availability; extensive governmental regulation; in the United States and foreign jurisdictions; failure to obtain or maintain regulatory approvals and clearances; requirements for new 510(k) clearances, premarket approvals or new or amended CE Certificates of Conformity; medical device reporting regulations in the United States and foreign jurisdictions; voluntary corrective actions by us or our distribution or other business partners or agency enforcement actions; a recall of our products; withdrawal or restrictions on our products or the discovery of serious safety issues with our products; possible enforcement action if we engage in improper marketing or promotion of our products; the misuse or off-label use of our products; delays or failures in any future clinical trials; the results of clinical trials; procurement and use of allograft bone tissue; environmental laws and regulations; compliance by us or our sales representatives with FDA regulations or fraud and abuse laws; U.S. legislative or regulatory healthcare reforms; medical device tax provisions in the healthcare reform laws; our need to generate significant sales to become profitable; potential fluctuations in sales volumes and our results of operations may fluctuate over the course of the year; uncertainty in our future capital needs; failure to comply with restrictions in our revolving credit facility; continuing worldwide economic instability; our inability to protect our intellectual property rights; our reliance on patent rights that we either license from others or have obtained through assignments; our patent litigation; the outcome of potential claims that we, our employees, our independent sales agencies or our distributors have wrongfully used or disclosed alleged trade secrets or are in breach of non-competition or non-solicitation agreements with our competitors; potential product liability lawsuits; operating risks relating to our international operations; foreign currency fluctuations; our ability to comply with the Foreign Corrupt Practices Act and similar laws associated with our activities outside the United States; possible conflicts of interest with our large shareholders; increased costs and additional regulations and requirements as a result of becoming a public company; our ability to implement and maintain effective internal control over financial reporting in the future; the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make; and other risks and uncertainties, including those described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and our filings with the SEC.
We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward looking statements and you should not place undue reliance on our forward-looking statements.
Investor Contact:
Westwicke Partners on behalf of K2M Group Holdings, Inc.
Mike Piccinino, CFA
443-213-0500
K2M@westwicke.com

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$21,177	$34,646
Accounts receivable, net	41,675	38,773
Inventory, net	64,564	62,002
Prepaid expenses and other current assets	10,737	19,820
Total current assets	138,153	155,241
Property, plant and equipment, net	50,133	38,318
Goodwill	121,814	121,814
Intangible assets, net	30,554	33,123
Other assets, net	25,946	26,016
Total assets	$366,600	$374,512

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities under capital lease obligation	$508	$284
Accounts payable	21,198	22,483
Accrued expenses	11,103	13,559
Accrued payroll liabilities	10,250	11,507
Total current liabilities	43,059	47,833
Bank line of credit	5,000	—
Capital lease obligation, net of current maturities	34,487	34,140
Deferred income taxes, net	5,042	5,042
Other liabilities	830	835
Total liabilities	88,418	87,850

Stockholders’ equity:
Common stock, $0.001 par value, 750,000,000 shares authorized; 41,481,461 and 41,337,692 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	41	41
Additional paid-in capital	456,624	454,153
Accumulated other comprehensive income	1,123	1,889
Accumulated deficit	(179,606)	(169,421)
Total stockholders’ equity	278,182	286,662
Total liabilities and stockholders’ equity	$366,600	$374,512

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended March 31,
	2016	2015
Revenue	$56,306	$50,424
Cost of revenue	19,604	17,497
Gross profit	36,702	32,927
Operating expenses:
Research and development	5,028	4,633
Sales and marketing	27,755	25,010
General and administrative	13,848	13,329
Total operating expenses	46,631	42,972
Loss from operations	(9,929)	(10,045)
Other income (expense), net:
Foreign currency transaction gain (loss)	420	(4,137)
Interest expense	(651)	(80)
Total other income (expense), net	(231)	(4,217)
Loss before income tax expense	(10,160)	(14,262)
Income tax expense	25	23
Net loss	(10,185)	(14,285)
Basic and diluted	$(0.25)	$(0.37)
Weighted average shares outstanding:
Basic and diluted	41,353,123	38,739,798

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2016	2015
Operating activities
Net loss	$(10,185)	$(14,285)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,743	6,036
Provision for allowance for doubtful accounts	(57)	41
Provision for inventory reserves	1,013	1,239
Stock-based compensation expense	2,106	1,901
Deferred income taxes	—	21
Changes in operating assets and liabilities:
Accounts receivable	(2,862)	(1,345)
Inventory	(2,139)	(1,536)
Prepaid expenses and other assets	(2,705)	(2,745)
Accounts payable, accrued expenses, and accrued payroll liabilities	(3,351)	3,655
Net cash used in operating activities	(11,437)	(7,018)
Investing activities
Purchase of surgical instruments	(3,339)	(1,430)
Purchase of property, plant and equipment	(6,141)	(649)
Changes in cash restricted for leasehold improvements	3,333	—
Purchase of intangible assets	(1,282)	(17)
Net cash used in investing activities	(7,429)	(2,096)
Financing activities
Borrowings on bank line of credit	5,000	—
Proceeds from issuances of common stock, net of issuance costs	—	36,455
Issuances and exercise of stock-based compensation benefit plans, net of income tax	365	382
Net cash provided by financing activities	5,365	36,837
Effect of exchange rate changes on cash and cash equivalents	32	(114)
Net increase in cash and cash equivalents	(13,469)	27,609
Cash and cash equivalents at beginning of period	34,646	11,411
Cash and cash equivalents at end of period	$21,177	$39,020

Significant non-cash investing activities
Leasehold improvements under capital lease	$8,562	$—
Additions to property, plant and equipment	$1,234	$—

Significant non-cash financing activities
Deferred offering costs	$—	$1,007

Cash paid for:
Income taxes	$109	$52
Interest	$623	$24

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In Thousands)

Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measures of revenue in constant currency, Adjusted Gross Profit, and Adjusted EBITDA.
The Company presents these non-GAAP measures because it believes these measures are useful indicators of the Company’s operating performance. Management uses these non-GAAP measures principally as a measure of the Company's operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. The Company also believes that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.
Constant currency information compares results between periods as if exchange rates had remained constant period-to-period. We calculate constant currency by converting the prior-year results using current-year foreign currency exchange rates.
Adjusted Gross Profit represents Gross Profit less amortization expense of surgical instruments and medical device excise tax expense. The Company presented Adjusted Gross Profit because it believes it is a useful measure of the Company's gross profit and operating performance because the measure is not burdened by the timing impact of instrument purchases and related amortization as well as the medical device tax. The Company believes that Adjusted Gross Profit is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry.
Adjusted EBITDA represents net loss plus interest expense, discount on prepayment of notes to stockholders, income tax expense, depreciation and amortization, stock-based compensation expense and foreign currency transaction (gain) loss. In 2016, adjusted EBITDA will also include a deduction for cash payments made for rent on the Company's new headquarters and operations facilities under the capital lease agreement.
Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company's operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes Adjusted EBITDA is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.
Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the Company's future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company's definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.
The following table presents reconciliations of gross profit to adjusted gross profit and net loss to Adjusted EBITDA for the periods presented.

	Three Months Ended March 31,
	2016	2015
Reconciliation from Gross Profit to Adjusted Gross Profit
Gross profit	$36,702	$32,927
Instrument amortization	3,272	2,900
Medical device excise tax	—	600
Adjusted gross profit (a Non-GAAP Measure)	$39,974	$36,427

	Three Months Ended March 31,
	2016	2015
Reconciliations from Net Loss to Adjusted EBITDA
Net loss	$(10,185)	$(14,285)
Interest expense	651	80
Income tax expense	25	23
Depreciation and amortization	6,743	6,036
Stock-based compensation expense	2,106	1,901
Foreign currency transaction (gain) loss	(420)	4,137
Adjusted EBITDA (a Non-GAAP Measure)	$(1,080)	$(2,108)
The following table presents a reconciliation of net loss to Adjusted EBITDA for our 2016 guidance:

Year Ended December 31,
2016
Net loss	$(46,000)
Interest expense	3,000
Income tax expense	—
Depreciation and amortization	29,500
Stock-based compensation expense	8,000
Foreign currency transaction loss	600
Cash-based rent payments (1)	(1,100)
Adjusted EBITDA	$(6,000)
The reconciliation assumes the mid-point of the Adjusted EBITDA range and the midpoint of each component of the reconciliation, corresponding to guidance of ($5.0) million to ($7.0) million for 2016.
(1) Represents expected cash payments for rent on the Company's new headquarters and operations facilities under the capital lease agreement, which begin in September 2016.